APPENDIX A
                                       TO
                            THE CUSTODIAN AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND VII
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                           Dated as of March XX, 2016


The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of September 3, 2013:

              First Trust Alternative Absolute Return Strategy ETF


IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.


FIRST TRUST EXCHANGE-TRADED FUND VII

BY: /s/ Donald P. Swade
    ---------------------------------
NAME: Donald P Swade
TITLE: Treasurer and CFO
DATE: